EXHIBIT 10.27

June  l, 2011

Mike Kinney
7201 RR2222
Austin, TX 78730

Dear Mike:

Re: Offer of Employment

On  behalf   of  Asure   Software,   Inc.  (the  "Company"),  I  am  pleased   to  offer   you  full-time employment with the Company  in the position  of Vice President  of Sales & Marketing, subject to the conditions and  contingencies set  forth  below. You  are expected  to work  at  the Company's offices in Austin, Texas, under the guidance  and direction of Pat Goepel ("Supervisor"), or his/her designees. Employment commences on June 1, 2011 ("Start Date").

l.              Duties and  Responsibilities

Such  other duties  and responsibilities as communicated to you  by  your immediate supervisors  or the Supervisor from time to time.

You  understand  that your  duties  and responsibilities may evolve  over  a period  of time and may not be limited to the duties and responsibilities set forth above.

2.             Compensation

a      Base Wage. Your initial annualized  salary for calendar years 2011 and 2012 will be One  Hundred  Fifty  Thousand US  dollars  (US$150,000) ("Base  Salary").     Your salary will be payable pursuant to the Company's regular payroll policy, as the same may be modified from time to time by the Company.

b.     Bonus Compensation.

(i) Guaranteed Bonus.  In lieu of a 2011 commission plan and in addition to your Base Salary, for the remainder  of calendar  year 2011,  you are eligible  for a guaranteed bonus  of  $29,167.00  (the  "2011  Bonus).    Provided  you  remain  employed  by the Company  as of the dates payments are due, the 2011 Bonus shall  be paid quarterly (ln'h in Q2, 3/7ths in Q3 and 317ths in Q4).  .

Your 2011  Bonus will  be paid upon the  conclusion of each calendar  quarter.  The Company  will be entitled  to withhold  payroll  taxes and other amounts as required pursuant to law.

(ii) Commission.  Commencing in the calendar year 2012, you will be eligible for an annual commission plan to be determined in the discretion of the Board of Directors (the "Commission"). The availability and amount of the Commission, if any, shall be at all times at the sole discretion of the Board. The Company will be entitled to withhold payroll taxes and other amounts as required pursuant to law.

c.     Stock  Option.   In addition, subject to the approval of the Company's Board of Directors, the Company will grant you an option to purchase 60,000 shares of the Company's Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as detemlined by the Company's Board of Directors.  Twenty-five percent (25%) of the shares subject to the option shall vest 12 months after the date your vesting begins, subject to your continuing employment with the Company, and no shares shall vest before such date.   The remaining shares shall vest quarterly over the next 36 months in equal amounts, subject to your continuing employment with the Company. This option grant shall be subject to the terms and conditions of the Company's 2009 Equity Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued. until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

d.     Reservation of Rights. The Company reserves the right to change the existing compensation structure at any time, without prior notice thereof, however, subject to the provisions of this letter, the Company will not affect any material reduction in your Base Salary without first discussing such reduction with you.

e.     Business Expenses.  The Company shall reimburse the Executive for all necessary and reasonable business expenses, including expenses in connection with a rental car, hotel and/or other lodging, food and travel, incurred in business travel by the Executive, subject to any policies established by the Board of Directors or the Company.

3.             Employee Benefits

a.     Standard Health/ Medical Insurance Plan. The Company agrees to provide you with the same health insurance options for you and your immediate family as is offered to other employees of the Company.

b.     Paid Time Off. You will be eligible for the number of paid vacation days during each year of your employment and other paid public holidays as is consistent with the number of paid vacation days and holidays granted to the other officers of the Company and in accordance with standard Company policy.

4.             Pre-employment Conditions

a.     Confidentiality Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution and delivery to an:•• '•. :• officer of the Company of the Company's Confidential Information and Invention Assignment Agreement  ("Confidentiality  Agreement"), a copy  of  which is being provided simultaneously herewith.

b.     Right to Work. For purposes of immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in  the United  States or  in  your country  of  work. Such  documentation  must  be provided to  us prior  to,  but not  later than, your  Start Date,  or  our employment relationship with you may be temi.inated without further notice.

c.     Verification of Information. This offer of employment is also contingent upon you providing to the Company information requested by the Company, as well as any general background  check which may be performed by the Company to confirm your  suitability  for  employment.  By  accepting  this  offer  of  employment,  you warrant that all information provided by you is true and correct to the 'best of your-knowledge, and you expressly  release the Company from  any  claim or cause of  - action  arising  out   of  the  Company's   verification  of  such  information.   Any inaccuracy in the information provided by you to the Company shall be grounds for termination of your employment.

5.             No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party, including any agreements with your prior employer or client(s), and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company's policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential  or proprietary information  belonging to any former  employer  or client, or other person or entity with respect to which you owe an obligation of confidentiality under any  agreement  or  otherwise.  The  Company  does  not  need  and  will  not  use  such information and we will assist you in any reasonable way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

6.             General  Obligations.  As an employee, you will be expected to adhere to the Company's standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. You are expected to work with a high standard of initiative, efficiency, and economy. You will perform, observe, and confirm to such duties, directions, and instructions communicated to you by the Company, your immediate supervisors, the Supervisor and/or its designee. In addition, you are expected to abide by the equity ownership limitations set forth in the Company's Rights Plan.

7.             Notice.  You agree to provide  to the Company at all times  your  then  current contact information, including home address and telephone number. Should your home address and/or telephone number change, you agree to provide the Company with updated information within seven (7) business days of such change.

8.             At-Will Employment. Your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability. However, the Company requests that you provide the Company with at least one month written notice if you desire to resign from the employment with the Company.  If employment is terminated by either party you agree to return any property or material of the Company in your possession at the time of termination. This policy of at-will employment will remain in effect during the entire  tenn  of  your  employment  and  may  only  be  modified  in  an  express  written agreement authorized and signed by the Company.

9.             Severance. Notwithstanding the fact that you will be an "At Will" employee, conditioned upon the receipt of a full release of all claims you may have against the Company, you will be entitled to receive severance equal to 13 weeks of Base Salary in the event that the Company terminates your employment without "cause". Such severance payments shall be made over the 13 week period following such termination in accordance with the Company's  normal payroll procedures (including withholding).  For the purposes hereof, the term "cause" shall mean: (i) your material breach of any written policy, procedure or agreement with the Company, (ii) your failure to follow the directives of your superiors or that of the board, provided that such failure continues after receiving ten (10) days to cure such failure, (iii) your conviction or plea of no contest inrelation to any felony or crime of moral turpitude, or (iv) any willful conduct with is materially injurious to the Company monetarily, reputationaly or otherwise.   For the avoidance of doubt, no such severance payment shall be due in the event that your employment is terminated voluntarily by you or as a result of your death or disability.

10.           Insider Trading. You hereby acknowledge that: (i) you are aware that "insider trading" and  "tipping"  of  "inside  infmmation"   are  criminal  offenses  and  (ii)  through   your employment  with the Company you may  have access or otherwise be privy to material non public information relating the Company and/or the Company's affiliates, clients, customers   or  commercial   counterparties   (collectively,   "Insider   Information").  The Company  has  a  compliance  policy  with  respect  to  Insider  Information  (the  "Insider Trading Policy"), and the Company expects each of its employees to act at all times in compliance with the Insider Trading Policy and all applicable rules, regulations and laws, including those relating to or pertaining to the use (including trading) and/or disclosure of material non public information (collectively, "Insider Trading Rules").  You hereby agree to at all times abide by the Insider Trading Policy and all Insider Trading Rules.   In the event that in the course of your employment with the Company you learn (or suspect) any employee  of  the Company or other  person or entity related  to or connected  with  the Company is violating the Insider Trading Policy or Insider Trading Rules, you are directed to contact your Supervisor immediately.  If you have any questions or concerns regarding your obligations relating to Insider Trading, please contact David Scoglio.

11.           Governing Law.  This Agreeme11t  ap.d all acts and transactions pursuant hereto  and the rights and obligations of the parties- hereto shall be governed, construed and interpreted in accordance with the law of the State of Texas, without giving effect to the principles  of conflicts of law. Any suit or action brought by the Company against you or by you against Company shall be brought in the state or federal courts situated in the State of Texas. Both parties hereby  are waiving any claim or defense that such forum is not convenient or proper.  Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process by any means authorized by Texas law.  Each party  waives  any  right  to  trial  by  jur.y with  respect  to  any  dispute,  suit,  action  or proceeding arising out of or relating to this letter or otherwise relating to Company's relationship with you, whether in contract, tort or otherwise.

12.           Equal Opportunity. Please note that the Company is an equal opportunity employer. The Company does not pennit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or related third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability   or  medical  condition,  sexual  orientation,  pregnancy,  childbirth  or  related medical  condition,  or  any  other  status  protected  by  applicable  law.  Any  questions regarding this EEO statement should be directed to the Supervisor.

We are all delighted to be able to extend you this offer, wish you a long and rewarding career, and look  forward   to  your  contribution  in making  the  Company  a  professional  and  successful organization. To indicate your acceptance of the Company's  offer, please sign and date this letter in the space provided below and return it to me within seven (7) days of the date of this letter. This letter, together with the Confidentiality Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral, including any earlier consulting agreement executed between you and the Company. This letter may not be modified or amended except by a written agreement, signed by you and the Company.

Very truly yours,

PatGoepel
CEO